EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-109355, No. 333-120801 and No. 333-137577) and on Form S-8 (No. 333-60290, No. 333-31448 and No. 333-125829) of our report dated March 7, 2007, which included an explanatory paragraph regarding the Company’s change in the accounting principle in its method of accounting for share-based compensation, on our audits of the consolidated financial statements of On2 Technologies, Inc. and subsidiaries as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006, included in the Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in the Registration Statements on Form S-3.

Eisner LLP

New York, New York
March 22, 2007